EXHIBIT 99.1

Conference Call:	Today, June 5, 2007 at 5:00 p.m. EDT
Dial-in numbers:	888/214-7562 (US and CAN) or 415/537-1802 (International)
Webcast:	www.madcatz.com (Select “Investors”)
Replay Information:	See release text

News Announcement	For Immediate Release

Contact:
Stewart Halpern Mad Catz Interactive, Inc. 800/831-1442	Joseph Jaffoni, David Jacoby Jaffoni & Collins Incorporated 212/835-8500 or mcz@jcir.com

MAD CATZ REPORTS FOURTH QUARTER AND FISCAL 2007 RESULTS

- Full Year Net Income of $3.7 Million or $0.07 Per Diluted Share -

San Diego, California, June 5, 2007 — Mad Catz Interactive, Inc. (“Mad Catz”) (AMEX/TSX: MCZ), a leading worldwide provider of third-party video game peripherals, today announced financial results for the fourth quarter and fiscal year ended March 31, 2007.

Net sales for the fiscal year ended March 31, 2007 were $99.7 million, a 1.0% decrease from $100.8 million in fiscal 2006. Gross profit for the fiscal year increased 98.2% to $25.0 million from $12.6 million in the prior fiscal year. Gross profit margin for fiscal 2007 was 25.1% compared to 12.5% in fiscal 2006. Net income for the year ended March 31, 2007 was $3.7 million, or $0.07 per share, compared to a net loss of $6.7 million or $(0.12) per share for the year ended March 31, 2006. EBITDA, a non-GAAP measure (defined as earnings before interest, taxes, depreciation and amortization), was $9.0 million in fiscal 2007 compared to EBITDA of negative $7.5 million in fiscal 2006. A reconciliation of EBITDA to the Company’s net income (loss) on a U.S. GAAP basis is included in the financial tables accompanying this release.

Net sales for the fourth quarter ended March 31, 2007 were $19.3 million, an increase of 12.1% from $17.2 million in the fourth quarter of fiscal 2006. Gross profit for the quarter increased to $5.6 million, compared to $0.2 million in the same quarter of the prior year. Gross profit margin for the fiscal 2007 fourth quarter increased to 29.1% compared to 1.0% in the same quarter of the prior year. Net income for the quarter ended March 31, 2007 was $0.7 million, or $0.01 per share compared to a net loss of $3.3 million, or $(0.06) per share, in the fourth quarter of the prior fiscal year. EBITDA for the quarter ended March 31, 2007 was $1.9 million compared to EBITDA of negative $4.5 million for the quarter ended March 31, 2006.

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Mad Catz Interactive, 6/5/07	page 2

Fiscal 2007 Fourth Quarter Highlights:

•	Year-over-year net sales growth in the fiscal fourth quarter of 12.1% driven by the introduction of accessories for Sony’s PlayStation® 3 console and Nintendo’s Wii™ console;
•	European sales rose for the eighth consecutive quarter by 31.0% to $4.7 million from $3.6 million in the fourth quarter of 2006;
•	US sales rose 21.6% to $13.8 million from $11.5 million in the fourth quarter of 2006;
•	Achieved record quarterly gross margin of 29.1%, while gross profit improved to $5.6 million from $0.2 million in the prior year;
•	Fiscal fourth quarter EBITDA rose to $1.9 million compared to negative EBITDA in the prior year;
•	Reduced total operating expenses to 21.5% of net sales in the fiscal 2007 fourth quarter from 30.2% in comparable prior year period;
•	Entered into agreement to produce a new line of officially-licensed accessories to support the launch of BioWare’s highly-anticipated game, Mass Effect™;
•	Began shipping Mad Catz GamePad controllers for Playstation® 3 in wired and wireless versions;
•	Strengthened balance sheet as inventory was reduced by $5.6 million (30.4%) and outstanding bank debt was reduced by $7.2 million (84.3%) from the same period in fiscal 2006; and,
•	Ended the fiscal year net cash positive for the first time in the Company’s history, with cash net of debt at approximately $1.0 million.

Commenting on the results, Darren Richardson, Mad Catz’ President and CEO, stated, “Concluding what was already an impressive year, Mad Catz generated solid increases in fourth quarter financial results as we benefited from initiatives to selectively diversify and expand our product lines and improve operating efficiencies. The fourth quarter was highlighted by significant net income gains, strong revenue growth in Europe and the United States, and record quarterly gross margins.

“Gross margins in fiscal 2007 rose almost 100% from fiscal 2006 levels. Contributors to this improvement included: the elimination of select low margin product placements; contributions from new higher-margin products; reductions in inventory write-downs and price protections; and fiscal 2006 non-recurring payment for the early termination of a long-term purchase commitment. In addition, despite the seasonality historically experienced in the fourth quarter and a decrease in prior generation console sales, Mad Catz recorded fiscal fourth quarter net income of $0.7 million reflecting the initial introduction of new product lines for the Playstation3 and the Wii, as well as further penetration of Xbox 360 products and accessories.

“Importantly, over the last four quarters we met our goals of driving operating efficiencies to position Mad Catz to take advantage of the growing momentum of the console transition. In addition to continuing to provide quality accessories for existing consoles, Mad Catz is focused on a three-pronged approach to growth. First, we will continue to seek to align our products with sports leagues, entertainment brands and high-profile software franchises to generate heightened demand for our controllers and accessories. We have made meaningful progress

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Mad Catz Interactive, 6/5/07	page 3

on this initiative over the last several months having secured licenses to produce products to accompany the launches of Mass Effect™ and the highly anticipated Halo 3™. We have also renewed or expanded agreements with the NFL, NBA and MLB to produce branded controllers and accessories. Second, we plan to develop further hardware/software bundles such as Real World Golf and the Xbox 360 Arcade Stick. These higher-margin products allow us to leverage our distribution channels and proven ability to create quality hardware and accessories that incorporate complementary software applications to provide gamers with a quality, integrated product. Finally, we continue to pursue opportunities in adjacent categories, such as personal audio devices. For example, last November we acquired the InAir Technology and we plan to bring several products to market this fall which incorporate this innovation in headphone listening.”

Mr. Richardson concluded, “In fiscal 2007 Mad Catz made significant progress in strengthening its balance sheet and improving operational and working capital efficiency. Mad Catz is now shipping accessories for the Xbox 360, Sony PlayStation3 and Nintendo Wii consoles but we expect sales from products for these new consoles to be more meaningful once the installed base has been further established, which is typically in the first full year following launch. With our improved balance sheet we are actively pursuing growth initiatives in existing and new areas and have entered fiscal 2008 well-positioned for the future. Although the console transition is still ongoing, we are optimistic about the future, and are focused on pursuing opportunities for growth that will build long-term shareholder value.”

The Company will host a conference call and simultaneous webcast today June 5, 2007, at 5:00 p.m. EDT. Following its completion, a replay of the call can be accessed for 30 days on the Internet from the Company’s Web site (www.madcatz.com, select “Investors”) or for 7 days via telephone at 800/633-8284 (reservation # 21339970) or, for International callers, at 402/977-9140.

About Mad Catz

Mad Catz is a worldwide leader of innovative peripherals in the interactive entertainment industry. Mad Catz designs and markets a full range of accessories for video game systems and publishes video game software, including the industry leading GameShark brand of video game enhancements. Mad Catz sells its products to most leading retailers offering interactive entertainment products. Mad Catz has its operating headquarters in San Diego, California and offices in Canada, Europe and Asia. For additional information go to www.madcatz.com.

Safe Harbor for Forward Looking Statements:

This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation to update the forward-looking statements contained in this press release as a result of new information or future events or developments except as may be required by law. You can identify these statements by the fact that they use words such as "anticipate," "estimate," "expect," "project," "intend," "should," "plan," "goal," "believe," the negative of such expressions, and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.

- tables follow -

Mad Catz Interactive, 6/5/07	page 4

MAD CATZ INTERACTIVE, INC.

Consolidated Statements Of Operations

(unaudited, in thousands of US$, except share and per share data)

	Three Months Ended March 31,		Year Ended March 31,
	2007	2006	2007	2006
Net sales	$19,334	$17,243	$99,721	$100,768
Cost of sales	13,710	17,062	74,703	88,148

Gross profit	5,624	181	25,018	12,620
Operating expenses:
Sales and marketing	1,926	2,547	8,923	12,252
General and administrative	1,904	2,240	8,244	7,914
Research and development	327	417	1,406	1,605

Total operating expenses	4,157	5,204	18,573	21,771
Operating income (loss)	1,467	(5,023)	6,445	(9,151)
Interest expense, net	(203)	(339)	(1,109)	(1,395)
Foreign exchange gain (loss), net	(47)	(58)	256	(765)
Other income	91	58	338	484

Income (loss) before income taxes	1,308	(5,362)	5,930	(10,827)
Provision for income taxes	(612)	2,037	(2,225)	4,174

Net income (loss)	$696	$(3,325)	$3,705	$(6,653)

Net income (loss) per share:
Basic	$0.01	$(0.06)	$0.07	$(0.12)

Diluted	$0.01	$(0.06)	$0.07	$(0.12)

Weighted average number of common shares outstanding:
Basic	54,244,383	54,244,383	54,244,383	54,244,383

Diluted	55,834,689	54,244,383	55,036,591	54,244,383

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Mad Catz Interactive, 6/5/07	page 5

MAD CATZ INTERACTIVE, INC.

Consolidated Balance Sheets

(unaudited, in thousands of US$)

	March 31, 2007	March 31, 2006
Assets
Current assets:
Cash	$2,350	$1,607
Accounts receivable, net	14,405	12,024
Other receivables	74	429
Inventories	12,804	18,390
Income taxes receivable	—	1,275
Deferred tax assets	2,009	2,586
Other current assets	700	1,661

	32,342	37,972
Deferred tax assets Deferred financing fees	1,801 86	3,339 —
Property and equipment, net	1,658	2,427
Intangible assets, net	1,848	2,634
Goodwill	22,591	22,363

Total assets	$60,326	$68,735

Liabilities and Shareholders’ Equity
Current liabilities:
Bank loan	$1,345	$8,581
Accounts payable and accrued liabilities	16,162	23,302
Income taxes payable	484	—

	17,991	31,883

Shareholders’ equity:
Common stock, no par value, unlimited shares authorized; 54,244,383 shares issued and outstanding at March 31, 2007 and 2006	47,105	46,746
Other comprehensive income—cumulative translation adjustment	7,723	7,116
Accumulated deficit (1)	(12,493)	(17,010)

Total shareholders’ equity	42,335	36,852

Total liabilities and shareholders’ equity	$60,326	$68,735

(1)	Accumulated deficit as of March 31, 2007 includes a decrease of $0.8 million reflecting a cumulative effect of adjustment from the adoption of SAB 108.

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Mad Catz Interactive, 6/5/07	page 6

MAD CATZ INTERACTIVE, INC.

Supplementary Data

(unaudited, in thousands of US$)

Geographical Sales Data

The Company’s net sales are attributable to the following geographic regions:

	Three Months Ended March 31,		Year Ended March 31,
	2007	2006	2007	2006
Net sales
United States	$13,838	$11,476	$71,092	$72,172
Europe	4,668	3,566	22,163	19,373
Canada	826	2,017	6,355	8,892
Other countries	2	184	111	331

	$19,334	$17,243	$99,721	$100,768

EBITDA Reconciliation

EBITDA represents net income plus interest, taxes, depreciation and amortization.

	Three Months Ended March 31,		Year Ended March 31,
	2007	2006	2007	2006
Net income (loss)	$696	$(3,325)	$3,705	$(6,653)
Adjustments:
Interest expense	203	339	1,109	1,395
Income tax expense (benefit)	612	(2,037)	2,225	(4,174)
Depreciation and amortization	430	494	1,938	1,904

EBITDA	$1,941	$(4,529)	8,977	$(7,528)

EBITDA represents net income (loss) plus interest, taxes, depreciation and amortization. EBITDA is not intended to represent cash flows for the period, nor is it being presented as an alternative to operating income or net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. As defined, EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. We believe, however, that in addition to the performance measures found in our financial statements, EBITDA is a useful financial performance measurement for assessing our Company’s operating performance. Our management uses EBITDA as a measurement of operating performance in comparing our performance on a consistent basis over prior periods, as it removes from operating results the impact of our capital structure, including the interest expense resulting from our outstanding debt, and our asset base, including depreciation and amortization of some of our assets.

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